                                                              EXHIBIT (a)(1)(vi)

    Notice sent by the Partnership to Limited Partners dated July 30, 2001.

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NTS-Properties VII
10172 Linn Station Road
Louisville, Kentucky 40223
(502) 426-4800

                                                                   July 30, 2001

Dear NTS-Properties VII Investor:

          The expiration date for the Offer to Purchase Interests of

                               NTS-Properties VII

                   has been extended to September 28, 2001

     The Partnership  and its affiliate,  ORIG, LLC, have amended their Offer to
Purchase  dated May 14, 2001 by extending the  expiration  date to September 28,
2001.  We intend to mail  payment  for  interests  tendered  in the  offer,  and accepted  by us, on or about  October 5,  2001.  If you have  already  submitted paperwork to tender your  Interests,  no additional  paperwork is required.  You will automatically receive payment. If you have not submitted your paperwork and wish to do so,  you have  until  11:59  P.M.  Eastern  Standard  Time on Friday,
September 28, 2001 to receive the purchase price of $6.00 per Interest.

     Enclosed  with this notice is an Amended and  Restated  Offer to  Purchase, which  reflects the change in the  expiration  date and various  other  changes.
Please  carefully read the Amended and Restated Offer to Purchase along with the
Letter of Transmittal, which was enclosed with the original Offer to Purchase.

     If you have any questions  regarding this offer, please call (800) 387-7454 or (800) 928- 1492, extension 544.